                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [ ]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                            NATIONAL TECHTEAM, INC.
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


- -------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

    (5) Total fee paid:

- --------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

    (3) Filing party:

- --------------------------------------------------------------------------------

    (4) Date filed:

- --------------------------------------------------------------------------------

                            NATIONAL TECHTEAM, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY 15, 1996

To Our Shareholders:

     The Annual Meeting of Shareholders of National TechTeam, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 15, 1996 at 10:00 a.m. local time at the Holiday Inn, 5801 Southfield Expressway (at Ford Road), Detroit, Michigan.

     The items of business to be considered and acted upon are:

        1.   Election of the Company's Board of Directors (See Page 3).

        2. Ratification of Adoption of The National TechTeam 1996 Nonemployee Directors' Stock Plan (See Page 10).

        3. Ratification of the selection of Ernst & Young as auditors for the Company for the year ending
             December 31, 1996 (See Page 10).

        4. Transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     All of the above matters are more fully described in the accompanying Proxy Statement.
     Only shareholders of record at the close of business on April 3, 1996, the record date, will be entitled to vote at the meeting and at any adjournment thereof. A list of all shareholders of record April 3, 1996 will be open for inspection by all shareholders at the place of and during the Annual Meeting.

                                By Order of the Board of Directors,

                                Robert A. Hudson

April 10, 1996                  Robert A. Hudson, Secretary


     THE BOARD OF DIRECTORS OF THE COMPANY HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND THE MEETING IN PERSON. IN ANY EVENT, IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THIS MEETING AND TO ASSURE A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY BY SO NOTIFYING THE SECRETARY AT THE ANNUAL MEETING AND VOTE YOUR STOCK PERSONALLY. PROXIES CAN ALSO BE REVOKED BY SUBMITTING TO THE COMPANY A PROXY WITH A LATER DATE AND BY DELIVERY TO THE SECRETARY OF THE COMPANY OF WRITTEN INSTRUCTIONS WHICH BY THEIR TERMS REVOKE THE PROXY.

     PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE PROXY. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH. A PROXY EXECUTED BY A CORPORATION SHOULD BE SIGNED IN ITS CORPORATE NAME BY AN AUTHORIZED OFFICER.

                               PROXY STATEMENT

     The enclosed Proxy is solicited by the Board of Directors of National TechTeam, Inc., a Delaware corporation (the "Company"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The solicitation is being made by mail and the Company may also use its officers and regular employees to solicit Proxies from shareholders either in person or by telephone, telegraph or letter without additional compensation. The Company may also use the services of independent Proxy soliciting agents to solicit Proxies from shareholders. The entire cost of solicitation, which represents the amount normally expended for a solicitation relating to an uncontested election of directors, will be borne by the Company. Those costs include charges by brokers and other custodians, nominees and fiduciaries for forwarding Proxies and other Proxy materials to the beneficial owners of Common Stock.

     The Annual Report of the Company on Form 10-K for the year ended December 31, 1995 (without exhibits) as filed with the Securities and Exchange Commission accompanies this Proxy Statement. The Annual Report on Form 10-K is incorporated in this Proxy Statement by reference and is deemed a part of the Proxy soliciting material.

     The Common Stock of the Company is its only outstanding class of voting securities. Each shareholder of record at the close of business on April 3, 1996 (the "record date") is entitled to vote at the meeting. As of the close of business on the record date, the Company had 11,226,655 shares outstanding. Each share is entitled to one vote on each of the matters to come before the meeting and is not entitled to cumulative voting rights. A majority of the outstanding shares of Common Stock will constitute a quorum for the meeting. The six nominees for election as a director receiving the highest number of votes will be elected as directors of the Company. The favorable vote of the holders of a majority of the shares of the Company's Common Stock that are present, either in person or by Proxy, at the Annual Meeting will be required to ratify the adoption of The National TechTeam 1996 Nonemployee Directors' Stock plan and to ratify the selection of Ernst & Young as the Company's auditors for the year ending December 31, 1996.

     When Proxies are returned properly executed, the shares represented thereby will be voted in accordance with the shareholder's instructions. Shareholders are urged to specify their choices by marking the enclosed Proxy. Any Proxy which is not revoked and which does not otherwise indicate a preference will be voted in favor of (i) the nominees for director set forth herein, (ii) the ratification of the adoption of the Company's 1996 Nonemployee Directors' Stock Plan, (iii) the ratification of the selection of Ernst & Young as the Company's auditors for the year ending December 31, 1996 and (iv) in accordance with the judgment of the person or persons voting the Proxies on any other matter that may properly be brought before the meeting. Means have been provided whereby a shareholder may withhold his vote for any director and may abstain from voting on any matter other than the election of directors. The Proxies also confer discretionary authority to vote the shares represented thereby on any matter which was not known on the date of this Proxy Statement but may properly be presented for action at the meeting.

     Participants in the National TechTeam, Inc. 401(k)/Profit-Sharing Plan and Trust have the right to instruct the trustee of such Plan as to how to vote shares of stock allocated to their Directed Investment accounts. The Plan also provides that the trustee shall vote any shares held by Directed Investment accounts as to which instructions have not been received in the same ratio as voted by all voting Participants of all Directed Investment accounts.

     The execution of a Proxy will in no way affect a shareholder's right to attend the Annual Meeting and to vote in person. Any shareholder giving a Proxy has the power to revoke that Proxy at any time before it is voted by giving written notice of revocation to the Company's Secretary at the principal executive office of the Company or at the Annual Meeting.

     The mailing address of the Company's principal executive office is 22000 Garrison Avenue, Dearborn, Michigan 48124 and its telephone number at that address is (313) 277-2277. The approximate date on which this Proxy Statement and the enclosed Proxy are first being mailed to shareholders is April 10, 1996.

                              VOTING TABULATION

     Vote Required: Under provisions of the Delaware General Corporation Law, the election of the Company's Directors requires a plurality of the votes represented in person or by Proxy at the meeting and the ratification of the adoption of the 1996 Nonemployee Directors' Stock Plan and the selection of the Company's auditors for the year ended December 31, 1996 will require the favorable vote of the holders of a majority of the shares of the Company's common stock that are present, either in person or by Proxy, at the annual meeting.

     Effect of Abstention: A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining whether a quorum exists for the conduct of business. However, an abstention with respect to the election of the Company's directors will not be counted either in favor of or against the election of the nominees. In the case of the proposals for ratification of the adoption of the 1996 Nonemployee Directors' Stock Plan and ratification of the selection of Ernst & Young as independent auditors, an abstention will effectively count as a vote against such proposals.

     Effect of Broker Non-Vote: Brokers holding shares for the account of their clients may vote such shares either in the manner directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients' Proxies in their own discretion as to each of the Company's proposals. Proxies which are voted by brokers on at least one but not all of the proposals are referred to as "broker non-votes." Broker non-votes will be included in determining the presence of a quorum. However, a broker non-vote is not treated as present and entitled to vote and will have the effect of neither a vote in favor of or against the proposal.

                             ELECTION OF DIRECTORS
                           AND MANAGEMENT INFORMATION

     The Company's By-laws provide that until the Board of Directors shall otherwise determine, the number of director positions in the Board shall be seven. The Board currently consists of seven directors. Five of those directors were elected at the 1995 Annual Meeting of Shareholders. Valerie J. Niemiec was appointed as a director by the Board of Directors on December 1, 1995 when Ms. Niemiec resigned her Senior Vice President and employee positions with the Company. Kim A. Cooper was appointed as a director by the Board of Directors on March 26, 1996. All of the current directors, with the exception of Mr. Charles H. Roeske who has decided not to seek reelection to the Board, have been nominated for election to the Board of Directors at the 1996 Annual Meeting of shareholders. As a result of Mr. Roeske's decision not to seek reelection to the Board, the Board of Directors has determined that the size of the Board will be reduced from seven to six members. After the Annual Meeting, the Board intends to seek qualified persons to appoint to the Board to expand the size of the Board back to seven persons but has not yet identified any additional person to be added to the Board. When such person has been identified and qualified, the Board intends to increase the size of the Board to seven persons and approve that person to fill the vacancy. Shareholders will not have an opportunity to approve such person prior to their appointment as director. Shareholders will be afforded the opportunity to make nominations which, if seconded, will be voted upon.

     Six directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected and qualified or until they resign or are removed by the Board of Directors. Similarly, in the event the Board increases the size of the Board to seven persons and fills the resulting vacancy after the Annual Meeting, that director will hold office until the next Annual Meeting of Shareholders is held and that director's successor is elected and qualified or until that director resigns or is removed by the Board of Directors. Aside from the possibility of adding a seventh director, the Board has no present intention of expanding the size of the Board of Directors or nominating any further directors.

     THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" THE ELECTION OF KIM A. COOPER, WILLIAM F. COYRO JR., VALERIE J. NIEMIEC, WALLACE D. RILEY, RICHARD G. SOMERLOTT AND LEROY H. WULFMEIER, III AS DIRECTORS OF THE COMPANY. PROXIES SOLICITED BY MANAGEMENT WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

     Unless specifically instructed to the contrary, all Proxies will be voted for the election of Kim A. Cooper, William F. Coyro Jr., Valerie J. Niemiec, Wallace D. Riley, Richard G. Somerlott and LeRoy H. Wulfmeier, III as directors of the Company. Those persons have agreed to serve if elected, and the Company does not know of any reason why any of those nominees may not be able to serve as directors if elected. In the event that any of those nominees are unable to serve for good cause, or will not serve as director of the Company, and such fact is known by the Company at the Annual Meeting, all Proxies may be voted at the Annual Meeting for any other person duly nominated for the position created by that inability or unwillingness to serve.

NOMINEES

     The following is a description of the background of the persons who are being nominated for election as directors of the Company.

     KIM COOPER, 37, became a director in March 1996. Between 1984 and 1994, Mr. Cooper was employed by WordPerfect Corporation in sales and as its Vice President, Worldwide Customer Services. Between 1994 and 1996, he was employed by Novell, Inc. as its and Vice President, Worldwide Marketing and Business Development. In January 1996 he founded and became the Chairman and Chief Executive Officer of Digital Harbor, L.C., a component software company developing Internet applications.

     WILLIAM F. COYRO JR., 52, was the founder, President and Chief Executive Officer of Computer Trade Development ("CTD") the predecessor of the Company from 1979 until 1987. Dr. Coyro has since continued as Chief Executive Officer and Chairman of the Board of the Company through the date hereof. From 1974 to 1979 Dr. Coyro practiced full time as a dentist.

     VALERIE J. NIEMIEC, 35, became a director in December 1995. Between April 1993 and November 1995, Ms. Niemiec served as a Senior Vice President of the Company. Between 1990 and 1993, Ms. Niemiec was employed by the Company in sales and as a Vice President of Sales.

     WALLACE D. RILEY, 68, is an attorney at law and since 1968 has been a partner with the firm of Riley & Roumell. Mr. Riley previously served as a director of the Company from 1987 to 1988 and was reelected as a director at the Company's 1993 Annual Meeting. He is the past president of the State Bar of Michigan as well as past president of the American Bar Association. He was a member of the Board of Governors of the American Bar Association from 1977-1980, and trustee of the Federal Bar Foundation since 1968. He has been a Special Attorney General for the State of Michigan since 1969. Mr. Riley is a member of the Board's Compensation Committee.

     RICHARD G. SOMERLOTT, 54, is a dentist and a managing partner of Endodontics Associates Professional Corporation. Dr. Somerlott has been a director and shareholder of the Company, including its predecessor CTD, since its inception. Dr. Somerlott is a member of the Board's Audit Committee.

     LEROY H. WULFMEIER, III, 50, is an attorney at law and since 1970 has been a partner with the firm of Schureman, Frakes, Glass & Wulfmeier. Mr. Wulfmeier has been a director and shareholder of the Company, including its predecessor CTD, since its inception. Mr. Wulfmeier is a member of the Board's Compensation Committee.

INFORMATION REGARDING BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors has established two standing committees (Audit and Compensation), the current members of which are identified above. These committees act in an advisory capacity to the full Board of Directors. All committees report to the full Board of Directors with respect to matters considered at each committee meeting held.

     The principal functions of the Audit Committee are to review the scope of the annual audit and the annual audit report of the independent accountants, recommend the firm of independent accountants to perform such audits, consider non-audit functions proposed to be performed by the independent accountants, ascertain whether the recommendations of auditors are satisfactorily implemented and recommend such special studies or actions which the Committee deems desirable. During 1995, three meetings of the Audit Committee were held.

     The Compensation Committee reviews the compensation practices followed, makes all decisions involving the compensation of executive officers of the Company and reviews Management's salary recommendations for each other person at or above the level of Vice President. In addition, the Committee reviews stock option grant recommendations pursuant to the Company's 1990 Nonqualified Employee Stock Option Plan. During 1995, eight meetings of the Compensation Committee were held.

     During the year ended December 31, 1995, the Board of Directors held six meetings. All directors attended at least 75% of the meetings that were held during the year.

INFORMATION REGARDING EXECUTIVE MANAGEMENT

     All executive officers serve at the pleasure of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company other than the husband and wife relationship between Mrs. Niemiec, currently a director and formerly an executive officer, and Brian
G. Niemiec, formerly an executive officer. The following is a description of the background of the Company's executive officers not otherwise described above.

                                                            PRESENT POSITION
NAME                                 AGE                    WITH THE COMPANY
- --------------------                 ---                 -----------------------

Jonathan D. Ahlbrand                 34                  Senior Vice President

Lawrence A. Mills                    51                  Senior Vice President,
                                                         Chief Financial Officer
                                                             and Treasurer

Thomas R. Smith                      53                  Senior Vice President

     JONATHAN D. AHLBRAND. Mr. Ahlbrand joined the Company in December 1995 as its Vice President responsible for call center sales. In March 1996 he was appointed Senior Vice President of Call Center Services. Previously, Mr. Ahlbrand was President of World Data Delivery Systems, a provider of electronic information processing from 1991 through mid-1994. From mid-1994 to just prior to his employment by National TechTeam, he was employed by West Interactive Corporation, as a Vice President responsible for the sale of interactive and live agent customer services.

     LAWRENCE A. MILLS. Mr. Mills joined the Company in December 1993 as its Chief Financial Officer. In June 1994 he was appointed Treasurer. In February 1995 he was appointed Chief Operating Officer, a position which he held until the appointment of Messrs. Ahlbrand and Smith to their current positions. Previously, Mr. Mills was employed by the Michigan Gas Utilities Division of UtiliCorp United Inc. as its Vice President - Administration and Strategic Development from 1989 through 1993.

     THOMAS R. SMITH. Mr. Smith joined the Company in September 1994 as its Vice President of Sales. In March 1996 he was appointed Senior Vice President of Sales. Between 1986 and 1994, Mr. Smith was employed by Digital Equipment Corporation, where he held the position of Global Account Manager for the Ford Motor Company account.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Only shareholders of record as of the close of business on April 3, 1996 will be entitled to vote at the Annual Meeting and any adjournment thereof. The following table sets forth as of April 3, 1996 the shares of Common Stock beneficially owned by: (i) each director of the Company; (ii) each executive officer of the Company; (iii) all current directors and executive officers of the Company as a group; and (iv) each person known by the Company to own beneficially more than 5% of the Company's issued and outstanding stock. All persons listed below have sole voting and investment power with respect to their shares of stock unless otherwise indicated.


                                     NUMBER OF SHARES         PERCENTAGE OF
  NAME AND ADDRESS                     BENEFICIALLY            OUTSTANDING
  OF BENEFICIAL OWNER                   OWNED (1)            COMMON STOCK (1)
  ---------------------------------  ----------------        ----------------
  Kim A. Cooper (2)                     25,025  (3)(4)               .22%

  William F. Coyro Jr. (2)             605,819  (5)(6)              5.40

  Valerie J. Niemiec (2)               159,450  (4)(7)(8)           1.42

  Wallace D. Riley (2)                 195,100  (4)(9)              1.74

  Charles H. Roeske (2)                349,000  (4)(10)             3.11

  Richard G. Somerlott (2)             316,819  (4)(11)             2.82

  LeRoy H. Wulfmeier, III (2)          208,019  (4)(11)(12)         1.85

  Jonathan D. Ahlbrand (2)                   -  (13)                  -

  Lawrence A. Mills (2)                 15,000  (14)                 .13

  Thomas R. Smith (2)                    5,000  (15)                 .04

  Current Directors and Executive    1,879,232  (16)               16.74
  Officers as a Group (ten persons)


(1) For purposes of this table, shares indicated as being owned beneficially include shares not presently outstanding but which are subject to exercise within 60 days through options, warrants, rights or conversion privileges. For the purpose of computing the percentage of the outstanding shares owned by a shareholder, shares subject to such exercise are deemed to be outstanding securities of the class owned by that shareholder but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2) A director and/or executive officer of the Company. The address of all directors and executive officers of the Company is c/o the Company, 22000 Garrison Avenue, Dearborn, Michigan 48124.

(3) Includes options to purchase 25,000 shares of Company common stock at $5.00 per share.

(4) Does not include options to purchase 10,000 shares of Company common stock at $5.00 which were awarded under the proposed Nonemployee Directors' Stock Option Plan - see page 10.

(5)  Includes 15,000 shares owned by certain members of the family of William
     F. Coyro Jr., the beneficial ownership of which he disclaims.

(6) Includes options to purchase 18,000 shares of Company common stock at $4.82 per share, 5,000 shares at $4.50 per share, 10,000 shares at $7.00 per share and 10,000 shares at $5.00 per share. Does not include options to purchase 12,000 shares at $4.82 and 20,000 shares at $4.50 per share which are not exercisable until November 1996 or later.

(7) Includes 33,450 shares of Company common stock jointly owned with her husband, Brian G. Niemiec, and 60,000 shares owned by Brian G. Niemiec.

(8) Includes options to purchase 8,000 shares of Company common stock at $4.82 per share and 5,000 shares at $4.50 per share and options awarded to Brian G. Niemiec to purchase 8,000 shares at $4.82 per share and 5,000 shares at $4.50 per share. Does not include options to purchase 12,000 shares at $4.82 per share and 20,000 shares at $4.50 per share which are not exercisable until November 1996 or later and options awarded to Brian
     G. Niemiec to purchase 12,000 shares at $4.82 per share and 20,000 shares at $4.50 per share which are not exercisable until November 1996 or later.

(9) Includes options to purchase 10,000 shares of Company common stock at $4.82 per share and 60,000 shares at $7.00 per share.

(10) Includes options to purchase 10,000 shares of Company common stock at $4.82 per share, 10,000 shares at $7.00 per share and 10,000 shares at $5.00.

(11) Includes options to purchase 10,000 shares of Company common stock at $4.82 per share and 10,000 shares at $7.00 per share.

(12) Includes 18,700 shares owned by LeRoy H. Wulfmeier, III, as custodian for his minor child, the beneficial ownership of which he disclaims.

(13) Does not include options to purchase 25,000 shares of Company common stock at $5.31 per share which are not exercisable until November 1996 or later.

(14) Includes options to purchase 8,000 shares of Company common stock at $5.69 per share and 5,000 shares at $4.50 per share. Does not include options to purchase 12,000 shares of Company common stock at $5.69 per share and 20,000 shares at $4.50 which are not exercisable until January 1997 or later.

(15) Includes options to purchase 5,000 shares of Company common stock at $4.50 per share. Does not include options to purchase 20,000 shares of Company common stock at $4.50 per share which are not exercisable until February 1997 or later.

(16) Includes the shares and options in footnotes (3) through (15) above.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the two fiscal years ended December 31, 1995 all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent beneficial owners were complied with except that one report, covering an aggregate of three transactions, was filed late by William F. Coyro Jr. in 1994.

                            DIRECTOR COMPENSATION

     All directors and officers are reimbursed for out-of-pocket expenses incurred in connection with the Company's business. In addition, Board members who are not employees of the Company are paid $500 per meeting for their attendance at Board Meetings. The Company has, in previous fiscal years, issued options to purchase common stock to its directors. See page 10 for a proposal to ratify adoption of The National TechTeam 1996 Nonemployee Directors' Stock Plan.

                           EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (comprised of two nonemployee directors) makes all decisions involving the compensation of executive officers of the Company.

     The Company's executive compensation philosophy is to pay for performance. The objectives of the Company's executive compensation program are to: (1) Provide compensation that enables the Company to attract and retain key executives; (2) Create incentives in the form of bonuses for contributions to superior earnings by the Company; and (3) Align the Company's executives' interest with its shareholders' desire for superior returns through long-term stock ownership opportunities.

     The Company's executive compensation program provides a compensation opportunity that the Committee believes, in its judgement and experience, is competitive with other companies of comparable size and complexity. Actual compensation levels may be greater or less than compensation levels at other companies based upon annual and long-term Company performance and individual performance. The Compensation Committee uses its discretion to establish executive compensation at levels in its judgment warranted by external or internal factors and an executive's individual circumstances.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company's executive compensation program consists of base salary, cash incentives and long-term incentives. BASE SALARY. The Compensation Committee decides the base pay levels for executives according to the impact of the individual on the Company and its performance, the skills and experiences required by the position, salaries paid by other companies for comparable positions, and the performance of the Company. Base salaries for executives are maintained at levels that the Compensation Committee believes, based on its own judgment and experience, are competitive with other companies of comparable size and complexity. CASH INCENTIVES. Cash incentives were provided in 1995 by way of a quarterly bonus plan. The Committee and the Board of Directors believe that an executive's desire to achieve continually improving results of operations is enhanced if that performance is rewarded by way of cash bonuses. Accordingly, for 1995, the Compensation Committee approved a bonus plan designed to focus the attention of the Company's executives on achieving superior operating results on a quarterly basis. The 1995 plan was designed to reward performance only if quarterly operating results exceeded certain target levels which the Compensation Committee deemed to meet shareholders' earnings expectations. Payouts under the 1995 plan were deminimous. LONG-TERM INCENTIVES. Long-term incentives are provided by way of stock options. The Committee and Board of Directors believe that management's ownership of a significant equity interest in the Company is a major incentive in building shareholder wealth and aligning the long-term interests of management and shareholders. Stock options, therefore, are granted at the market value of the Common Stock on the date of grant and typically vest in installments of 20% per year beginning one year after the date of the grant. An exception to the foregoing is that the Board has granted options to itself, including that Chairman of the Board, which vest immediately upon grant. The value received by the executive from an option is dependent upon increases in the price of the Company's Common Stock over the market price on the date of the grant. Consequently, the value of the compensation is aligned directly with increases in shareholder value. Grants of stock options are made by the Board of Directors based upon the executive's contribution toward Company performance and expected contribution toward meeting the Company's goals.

1995 CHIEF EXECUTIVE COMPENSATION. The Compensation Committee annually reviews and approves the compensation of Dr. William F. Coyro Jr., the Chief Executive Officer. Dr. Coyro's base salary for 1995 represented an increase over Dr. Coyro's 1994 base salary and was based upon a number of factors, including:
(1) the Compensation Committee's assessment of the 1994 performance of the Company and Dr. Coyro; (2) Expectations for the Company's 1995 performance; and
(3) the Committee's assessment of market compensation for comparable positions.

COMPENSATION NOT QUALIFYING FOR TAX DEDUCTIBILITY. Section 162(m) of the Internal Revenue Code, adopted in 1994, provides in general that compensation to certain individual executive officers during any year in excess of $1 million is not deductible by a public company. The Committee believes that, given the range of salaries and number of stock options of executive officers of the Company, the $1 million threshold of Section 162(m) will not be reached by an executive officer of the Company in the near future. Accordingly, the Committee has not considered what its policy regarding compensation not qualifying for Federal tax deductibility might be at such time, if ever, that the threshold is within range of any executive officer.

Wallace D. Riley
LeRoy H. Wulfmeier

     The following table sets forth a summary for the last three (3) fiscal years of the cash and non-cash compensation awarded to, earned by, or paid to, the Chief Executive Officer of the Company and each of the executive officers of the Company whose individual remuneration exceeded $100,000 for year ended December 31, 1995.

                       SUMMARY COMPENSATION TABLE
- ------------------------------------------------------------------------------------
                                                                         LONG-TERM
                                                                       COMPENSATION
                                         ANNUAL COMPENSATION              AWARDS
                                    ------------------------------     -------------
      NAME AND
 PRINCIPAL POSITION           YEAR   SALARY    BONUS     OTHER(2)        OPTIONS(1)
- --------------------          ----  --------  -------   ----------      ------------
William F. Coyro Jr.          1995  $177,547  $ 6,300    $4,620  (3)       25,000
Chairman and Chief            1994   168,000      -0-     3,228            10,000
Executive Officer             1993   140,000      -0-     1,950            30,000

Lawrence A. Mills             1995   107,909    3,600     3,345  (4)       25,000
Senior Vice President,        1994    92,500      -0-       -0-            20,000
Chief Financial Officer       1993     3,500      -0-       -0-               -0-
and Treasurer

Brian G. Niemiec              1995   120,336    8,875     3,155  (3)       25,000
Senior Vice President         1994   115,000      -0-     3,051               -0-
(throughout 1995)             1993    88,000      -0-     1,650            20,000


Valerie J. Niemiec            1995   112,643    8,875     3,155  (3)       25,000
Senior Vice President         1994   115,000      -0-     3,051               -0-
(until December 1, 1995)      1993   105,000      -0-     3,150            20,000

Thomas R. Smith               1995   110,191   27,500       -0-            25,000
Senior Vice President         1994    22,756      -0-       -0-            25,000  (5)


(1) Includes Stock Options granted under the Company's 1990 Nonqualified Stock Option Plan. The Company has not awarded SAR's.

(2) Amounts disclosed in this column consist of the Company's matching contribution under the Company's 401(k) Retirement Savings Plan.

(3) In 1995 the Company advanced $126,800 to William F. Coyro Jr., $70,100 to Brian G. Niemiec and $46,900 to Valerie J. Niemiec. The advances represented Federal, State, and Social Security taxes due by each of them on taxable income resulting from the exercise of stock options. The amounts were remitted to the appropriate taxing entity. The advances were repaid to the Company prior to December 31, 1995.

(4) As part of the compensation package offered to Lawrence A. Mills in early 1995 to have him assume the position of Chief Operating Officer, the Company advanced $107,000 to an insurance company that carries an insurance policy on the life of Mr. Mills. The advance is collateralized by the cash value of the underlying life insurance policy. The advance is to be repaid by Mr. Mills in future years.

(5)  Canceled and reissued in 1995.

     The following tables set forth information with respect to options granted in 1995, the value realized upon the exercise in 1995 of previously granted options and the value of unexercised options.


                              OPTION GRANTS IN 1995 (1)
                              -------------------------
                                                                POTENTIAL REALIZABLE
                                                                  VALUE AT ASSUMED
                                                               ANNUAL RATES OF STOCK
                                                                 PRICE APPRECIATION
                                 PERCENT OF TOTAL                 FOR OPTION TERM
                      OPTIONS   OPTIONS GRANTED IN   EXERCISE  ----------------------
        NAME          GRANTED          YEAR           PRICE         5%        10%
- --------------------  -------  --------------------  --------  ----------  ----------
William F. Coyro Jr.  25,000           7.4%              4.50     $38,300     $86,800
Lawrence A. Mills     25,000           7.4%              4.50      38,300      86,800
Brian G. Niemiec      25,000           7.4%              4.50      38,300      86,800
Valerie J. Niemiec    25,000           7.4%              4.50      38,300      86,800
Thomas R. Smith       25,000           7.4%              4.50      38,300      86,800

(1) All stock options were granted under the Company's 1990 Nonqualified Stock Option Plan. The Company has not awarded SAR's. Option exercise prices are at or above the market price on the date of grant. Options have a five year term and vest over five years. The exercise price and Federal tax withholdings may be paid in cash or with shares of TechTeam stock.



                  OPTION EXERCISES IN 1995 AND DECEMBER 31, 1995 VALUE TABLE
- -----------------------------------------------------------------------------------------------
                                                                               VALUE OF
                                                         NUMBER OF            UNEXERCISED
                                                        UNEXERCISED           IN-THE-MONEY
                      SHARES ACQUIRED     VALUE          OPTIONS AT            OPTIONS AT
        NAME            ON EXERCISE      REALIZED     DECEMBER 31, 1995    DECEMBER 31, 1995(1)
- --------------------  ---------------  ------------  --------------------  --------------------
William F. Coyro Jr.      100,000        $366,000         65,000 (2)            $20,115
Lawrence A. Mills           -0-            N/A            45,000 (2)              5,625
Brian G. Niemiec          60,000         $204,600         45,000 (2)             12,065
Valerie J. Niemiec        40,000         $136,400         45,000 (2)             12,065
Thomas R. Smith             -0-            N/A            25,000 (3)              5,625

(1) Represents the difference between the exercise price of in-the-money exercisable options and the closing price of the Company's common stock on December 29,1995 multiplied by the number of exercisable options.
(2) Of this amount, 32,000 options are not exercisable until November 1996 or later.
(3) Of this amount, 20,000 options are not exercisable until February 1997 or later.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the past fiscal year, there were no transactions between the Company and management or other related parties which were material to the Company except as set forth herein.

     The law firm of Berry, Moorman, King & Hudson, P.C., of which Mr. Hudson, Secretary of the Company, is a member, performed certain legal services on behalf of the Company during the past year and received payment for those services.

     The law firm of Riley & Roumell, of which Mr. Riley, Director of the Company, is a member, performed certain legal services on behalf of the Company during the past year and received payment for those services.

                         PROPOSAL TO RATIFY ADOPTION OF
          THE NATIONAL TECHTEAM 1996 NONEMPLOYEE DIRECTORS' STOCK PLAN

     On March 26, 1996, the Board of Directors approved for submission to the shareholders The National TechTeam 1996 Nonemployee Directors' Stock Plan as set forth in Appendix A to this Proxy statement. The resolution which will be introduced at the shareholders meeting seeking approval of such Plan is as follows:

     RESOLVED, that The National TechTeam 1996 Nonemployee Directors' Stock Plan as approved by the Board of Directors, as set forth in Appendix A to the Proxy statement for this meeting, is hereby ratified and authorized.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS RESOLUTION FOR THE FOLLOWING REASONS:

     Prior to the Board of Directors' approval of The National TechTeam 1996 Nonemployee Directors' Stock Plan (the "Plan"), nonemployee directors of the Company were compensated at the rate of $500 for attendance at each meeting of the Board of Directors. In addition, from time to time, Board members have received awards of stock options for services to the Company. Those options have been awarded under the Company's 1990 Nonqualified Stock Option Plan, which permits stock options to be awarded both to employee and nonemployee directors. Since stock option awards to employee directors arise out of their employment relationship and are based on different criteria than that applicable to Board members, the Board felt that it would be more appropriate to separately provide for nonemployee director stock option awards. The Board also felt that substituting the payment of 100 shares of the Company's common stock for the $500 payment for attendance at Board meetings would be further supportive of the Company' s desire to increase nonemployee directors' stock ownership, providing a direct link between compensation and shareholder value, and further align their interests with all shareholders.

     The Board of Directors approved the Plan because it believes it is important to the long-term success of the Company for it to be able to obtain and keep independent directors with superior abilities and experience and to provide incentives to such independent directors to encourage the highest level of performance by providing such persons with a proprietary interest in the Company.

     The proposed Plan provides that each nonemployee director (a "Participant") will receive 100 shares of the Company's Common Stock for attendance at each meeting of the Board of Directors. The shares will be issued as of the fifth business day following each quarterly release of the Company's earnings. The plan also provides for an automatic grant to each Participant on the last business day of each February (except for 1996 when the options were granted on March 26, 1996, the date of the adoption of the Plan) of a stock option to purchase 10,000 shares of the Company's Common Stock at an exercise price of one hundred (100%) percent of the fair market value of the common stock on the date of grant. The stock options have a term of ten years and are exercisable effective on the date of grant. The option price may be paid in cash or by surrendering to the Company outstanding common stock of the Company to be valued at its fair market value on the date of exercise or a combination thereof. No certificates may be delivered to a Participant until six months from the date of grant or the date of issuance of the shares.

     Under United States tax law, a Participant will realize a gain taxable as ordinary income on the date of exercise in an amount equal to the difference between the market price on the date of exercise and the exercise price. That amount is treated as a tax deductible expense to the Company at the time of exercise. On March 26, 1996, the fair market value of the common stock was $4.94 per share.

     If a Participant ceases to be a director while holding unexercised stock options, such stock options shall become void as of the date of that termination except that in the case of termination as a result of death, disability or retirement after attainment of the age of 65, or resignation from the Board of Directors for reasons of the anti-trust laws or conflicts of interest or continued service policies, in which case the options will terminate on the 90th day following termination.

     The Board of Directors may amend the Plan no more than once every six months. The Board may amend or terminate the Plan without approval of the shareholders; provided, however, that shareholders' approval is required for any amendment which

PROPOSAL TO RATIFY ADOPTION OF THE NATIONAL TECHTEAM, INC. NONEMPLOYEE DIRECTORS' STOCK PLAN - CONTINUED

increases the annual aggregate number of shares subject to the Plan or alters the persons eligible to participate in the Plan.

     The first grant of stock options under the Plan occurred on March 26, 1996 and was contingent upon shareholder approval by the affirmative vote of the holders of a majority of the common stock of the Company present, or represented and entitled to vote at a meeting duly held. If shareholder approval to the proposed Plan is not obtained, the stock options already granted would be subject to immediate forfeiture and any shares awarded for attendance at Board meetings would be canceled and payment for attendance would be made in cash at the rate of $500 per meeting attended.

     Proxies will be voted FOR the resolution unless the Secretary is instructed otherwise on a Proxy returned to the Company at its principal executive office or at the Annual Meeting. Abstentions indicated on such a Proxy card will be counted as a vote AGAINST this proposal. "Broker non-votes" specified on Proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.


                        PROPOSAL TO RATIFY SELECTION OF
                           INDEPENDENT ACCOUNTANTS

     The Board of Directors proposes and recommends that the shareholders ratify the Board's selection of Ernst & Young as independent auditors to make an examination of the Company's financial statements for its current year ending December 31, 1996. Ernst & Young and its predecessor, Ernst & Whinney, have been auditing the Company's financial statements for the last nine (9) years.

     All professional services rendered by Ernst & Young during the year were furnished at customary rates. The performance of professional services, other than audit services, is reviewed and approved, including a review for independence, by the Audit Committee of the Board of Directors only if the services to be rendered are considered to be material or unusual in nature. In all other cases, authorization for the services is made by the Management of the Company. The performance of audit services is approved on an annual basis by the Board of Directors.

     A representative of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement if he or she decides to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS AUDITORS FOR THE COMPANY. PROXIES SOLICITED BY MANAGEMENT WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total return on the Company's Common Stock from January 1, 1991 through December 31, 1995 with the Nasdaq Stock Market-US Index (the "Nasdaq US Index") and the Nasdaq Computer & Data Processing Services Stocks (the "Nasdaq Computer Index") . The graph assumes that the value of the investment in the Company's Common Stock, the Nasdaq US Index and the Nasdaq Computer Index was $100 on January 1, 1991 and that all dividends were reinvested.

     The graph displayed below is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                   [GRAPH]

                        TOTAL RETURN INDEX
- -----------------------------------------------------------------
                   Dec 90  Dec 91  Dec 92  Dec 93  Dec 94  Dec 95
                   ------  ------  ------  ------  ------  ------
    NASDAQ US       100     161     187     215     210     296
 NASDAQ COMPUTER    100     202     217     230     279     425
NATIONAL TECHTEAM   100     220     440     740     840     900

                             MISCELLANEOUS MATTERS

     At the Annual Meeting of Shareholders, in addition to the matters described above, there will be an address by the Chairman of the Board of the Company and a general discussion period during which shareholders will have an opportunity to ask questions about the business and operations of the Company.

     As of the date of this Proxy Statement the Board of Directors knows of no other matters which may properly be, or are likely to be, brought before the meeting. However, if any proper matters are brought before the meeting, the person named in the enclosed Proxy will vote them as the Board of Directors may recommend.

                            SHAREHOLDER PROPOSALS

     If a shareholder desires to submit a proposal for consideration at the next Annual Shareholders Meeting and to have that proposal submitted on the Company's Proxy statement and form of Proxy, pursuant to the rules of the Securities and Exchange Commission, that proposal must be received by the Company no later than February 1, 1997 or 90 days before the Company's next Annual Shareholders Meeting, whichever is earlier.

                                ANNUAL REPORT

     All shareholders of record on April 3, 1996 have been sent, or are currently being sent, a copy of the Company's 1995 Annual Report, which contains audited financial statements of the Company for the year ended December 31, 1995. Shareholders not receiving such Annual Report may obtain one by sending a written request to the Company's Secretary, Robert A. Hudson, at the Company's office located at 22000 Garrison Avenue, Dearborn, Michigan 48124.

                        By order of the Board of Directors

                        Robert A. Hudson
                        Robert A. Hudson, Secretary
Dated:  April 10, 1996

                                   APPENDIX A

               THE NATIONAL TECHTEAM 1996 NONEMPLOYEE DIRECTORS'
                                   STOCK PLAN

ARTICLE A - PURPOSE.

     The purpose of The National TechTeam 1996 Nonemployee Directors' Stock Plan (hereinafter referred to as the "Plan") is to strengthen the alignment of interests between nonemployee Directors (hereinafter referred to as "Participants") and the shareholders of National TechTeam, Inc. (hereinafter referred to as the "Company") through the increased ownership of shares of the Company's Common Stock. This will be accomplished by providing Participants with shares of Common Stock as compensation for services as a Director and by granting Participants nonqualified options to purchase shares of Common Stock (hereinafter referred to as "Stock Options").

ARTICLE B - ADMINISTRATION.

     1. The Plan shall be administered by the Board of Directors of the Company (hereinafter referred to as the "Board") or a committee to which the Board has delegated that authority.

     2. It shall be the duty of the Board to administer this Plan in accordance with its provisions and to make such recommendations of amendments or otherwise as it deems necessary or appropriate. The Board's interpretations of the Plan, and all determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding on all persons having any interest in the Plan.

     3. The Board may establish from time to time such regulations, provisions, and procedures within the terms of this Plan as, in its opinion, may be advisable in the administration of this Plan.

     4. The Board may designate the Secretary of the Company or other employees of the Company to assist the Board in the administration of this Plan and may grant authority to such persons to execute documents on behalf of the Board.

ARTICLE C - PARTICIPATION.

     Participation in the Plan shall be limited to all nonemployee Directors of the Company.

ARTICLE D - LIMITATION ON NUMBER OF SHARES FOR THE PLAN.

     The total number of shares of Common Stock of the Company that may be awarded each year shall not exceed 150,000 shares.

ARTICLE E - SHARES SUBJECT TO USE UNDER THE PLAN.

     Shares of Common Stock to be awarded under the terms of this Plan shall be treasury shares.

ARTICLE F - SHARES FOR ATTENDANCE AT BOARD OF DIRECTORS MEETINGS.

     Each Participant shall, on the fifth business day following each quarterly release of the Company' s earnings, automatically be entitled to receive 100 shares of Common Stock for each meeting of the Company' s Board of Directors attended by such Participant during the preceding fiscal quarter.

ARTICLE G - STOCK OPTIONS.

     1. Each Participant shall, on the last business day in each February during such Participant's term as a director of the Company (except for 1996 when the applicable date will be the date of adoption of this Plan by the Board), automatically be granted a Stock Option to purchase 10,000 shares of Common Stock (with such amount subject to adjustment as set forth in Article I) having an exercise price of one hundred percent (100%) or more of the fair market value of the Common Stock on the date of grant.

     2. The Stock Options shall have a term of ten (10) years from the date of grant, subject to earlier termination as provided herein, and shall be exercisable immediately from the date of grant.

     3. Stock Options are not transferable other than by will or by the laws of descent and distribution. Legatees, distributees and duly appointed executors and administrators of the estate of a deceased Participant shall have the right to exercise such Stock Options at any time prior to the expiration date of the Stock Options.

     4. If a Participant ceases to be a Director while holding unexercised Stock Options, such stock options shall become void as of the date of that termination, except in the case of termination as the result of (i) death, (ii) disability, (iii) retirement after attaining the age of sixty-five (65) or (iv) resignation from the Board for reasons of the antitrust laws or conflict of interest or continued service policies, in which cases they shall terminate on the 90th day following termination.

     5. Upon the exercise of a Stock Option, payment in full of the exercise price shall be made by the Participant. The exercise price may be paid for by the Participant either in cash, shares of the Common Stock of the Company to be valued at their fair market value on the date of exercise, or a combination thereof.

ARTICLE H - RESTRICTED PERIOD.

     Certificates representing any shares of Common Stock to which the Participant is entitled under this Plan shall be registered in the Participant's name but shall be held in custody by the Company for the Participant's account for a period (the "Restricted Period") ending six months from the date of grant of the Stock Option or the date of issuance of the shares, at which time those certificates shall be delivered to the Participant. During the Restricted Period, the Participant shall have all rights and privileges of a shareholder as to such shares, including the right to vote and receive dividends, except that the shares of Common Stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of.

ARTICLE I - ADJUSTMENTS.

     The amount of shares authorized to be issued annually under this Plan will be subject to appropriate adjustment in the event of future stock splits, stock dividends, or other changes in capitalization of the Company to prevent the dilution or enlargement of rights under this Plan; following any such change, the term "Common Stock" shall be deemed to refer to such class of shares or other securities as may be applicable. The number of shares and exercise prices covered by outstanding Stock Options and the number of shares to be granted as Stock Options pursuant to Article G, paragraph 1 shall be adjusted to give effect to any such stock splits, stock dividends, or other changes in the capitalization.

ARTICLE J - VALUATION OF SHARES.

     The shares awarded shall be valued at the closing quotation for Common Stock of the Company on the Nasdaq National Market System on the day of the transfer to a Participant. All shares awarded shall be full shares, rounded up to the nearest whole share.

ARTICLE K - ADDITIONAL PROVISIONS.

     1. The Board may, at any time, repeal this Plan or may amend it from time to time except that no such amendment may amend this paragraph, increase the annual aggregate number of shares subject to this Plan, or alter the persons eligible to participate in this Plan unless such amendment is approved by the shareholders. The Participants and the Company shall be bound by any such amendments as of their effective dates, but if any outstanding awards are affected, notice thereof shall be given to the holders of such awards and such amendments shall not be applicable to such holder without his or her written consent. If this Plan is repealed in its entirety, all theretofore awarded shares subject to conditions or restrictions transferred pursuant to this Plan shall continue to be subject to such conditions or restrictions.

     2. Article G, paragraph 1 shall not be amended more than once every six
(6) months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

     3. Every recipient of shares pursuant to this Plan shall be bound by the terms and provisions of this Plan and of the transfer of shares provisions referable thereto, and the acceptance of any transfer of shares pursuant to this Plan shall constitute a binding agreement between the recipient and the Company.

ARTICLE L - DURATION OF PLAN.

     This Plan shall be effective as of January 1, 1996. The Plan is subject to ratification before December 31, 1996 by the affirmative vote of the holders of a majority of the Common Stock of the Company present, or represented, and entitled to vote at a meeting duly held. Any shares of Common Stock and Stock Options awarded prior to approval of the Plan by the shareholders are contingent until such approval is obtained and shall be subject to immediate forfeiture in the event such approval is not obtained. This Plan will terminate on December 31, 2005 unless a different termination date is fixed by the shareholders or by action of the Board but no such termination shall affect the prior rights under this Plan of the Company or of anyone to whom shares have been transferred prior to such termination.

THIS NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT IS          [RECYCLE LOGO]

PRINTED ON RECYCLED PAPER.

                           NATIONAL TECHTEAM, INC.
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MAY 15, 1996
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                  NATIONAL TECHTEAM, INC. AND WILL BE VOTED.


        The undersigned hereby appoints William F. Coyro Jr. and Robert A. Hudson or any one or more of them acting in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Shareholders of National TechTeam, Inc., a Delaware corporation (the "Company") to be held in the Holiday Inn, 5801 Southfield Expressway (at Ford Road), Detroit, Michigan at 10:00 a.m. local time, May 15, 1996, and any adjournments thereof, and to vote all shares of stock of the Company standing in the name of the undersigned, with all of the powers the undersigned would possess if personally present at such meeting:
1. Election of directors of the Company:
   Nominees:  Kim A. Cooper, William F. Coyro Jr., Valerie J. Niemiec, Wallace
D. Riley, Richard G. Somerlott, and LeRoy H. Wulfmeier III
   / / FOR all nominees listed above, except vote withheld from the following nominees (if any)

   / / WITHHOLD AUTHORITY to vote for all nominees listed above.
2. Ratification of Adoption of the National TechTeam 1996 Nonemployee Directors' Stock Plan
   / / FOR                 / / AGAINST             / / ABSTAIN
3. Ratification of the selection of Ernst & Young as the Company's auditors for the current year.
   / / FOR                 / / AGAINST             / / ABSTAIN
4. In their discretion on such other matters as may properly come before the meeting.

        MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR ELECTION OF THE DIRECTORS SET FORTH ABOVE, FOR ADOPTION OF THE 1996 NONEMPLOYEE DIRECTORS' STOCK PLAN AND FOR RATIFICATION OF THE SELECTION OF THE COMPANY'S AUDITORS.
                                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


        The Proxy will be voted as directed but, where no direction is given, it will be voted FOR approval of all of the foregoing nominees, FOR ratification of adoption of the 1996 Nonemployee Directors' Stock Plan and FOR ratification of the selection of the Company's auditors.
        Copies of the Notice of the Meeting dated April 10, 1996 and of the Proxy Statement dated April 10, 1996 have been received by the undersigned.

                                                PLEASE DATE AND SIGN HERE

                                                Dated:
                                                      --------------------------

                                                Name:
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PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.
/ / PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING.